Exhibit 10.45

PureDepth, Inc.
Amendment No. 1 to Employment Agreement
Andy Wood

PureDepth, Inc. (the “Company”) and Andy Wood (“Employee”) are entering into this Amendment No. 1 (the “Amendment”) to the Employment Agreement made effective as of August 27, 2008 (the “Initial Agreement”), this 20th of February, 2009.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to provide for certain acceleration of vesting of certain options held by the Employee, as provided below.

THEREFORE, the parties agree as follows:

1.           Definitions.  Except as otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agreement.

2.           Equity.  Section 8.5 of the Initial Agreement is hereby amended and restated in full to read as follows:

“Termination Without Cause Following a Change of Control.  If Employee’s employment with the Company is terminated Without Cause on or within twelve (12) months following the effective date of a Change of Control (as defined below), then subject to Employee’s execution of a full general release in a form reasonably acceptable to the Board, releasing all claims, known or unknown, that Employee may have against Company and any of its subsidiaries or agents, and such release has become effective in accordance with its terms prior to the 30th day following the effective date of such termination,  then: (a) the Company shall pay to Employee, in accordance with the Company’s regular payroll schedule, commencing with the first payroll date occurring at least 30 days following the Termination Date, an amount equal to Employee’s then effective Base Salary for a period of six (6) months, payable to Employee in equal installments for the Severance Period; and (b) Employee shall become vested in 100% of the shares subject to his Option and any subsequent options to purchase the Company’s common stock granted to him.”

3.           Application of Section 409A.

(a)           Notwithstanding anything set forth in the Agreement, as amended hereby (the “Amended Agreement”) to the contrary, no amount payable pursuant to the Amended Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

 (b)           The Company intends that income provided to Employee pursuant to the Amended Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of the Amended Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to the Amended Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to the Amended Agreement.

4.           Continuation of Other Terms.  Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

/s/ Mark Kalow
Mark Kalow
Member, Board of Directors
Compensation Committee

Date: 3-10-09

Acknowledged, Accepted and Agreed:

/s/ Andrew L. Wood
Andrew L. Wood

Date: 3-17-09